Exhibit 10.2

SIDE LETTER TO EMPLOYMENT AGREEMENT

Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Debra K. Osteen (the “Executive”) hereby acknowledge and agree that that certain Employment Agreement, dated as of January 19, 2021, as amended on December 22, 2021(as amended, the “Employment Agreement”), shall remain in effect until March 31, 2022 or until such time it is terminated prior to the expiration of the Term in accordance with Section 4 therein (such period, the “Term” and such date, the “Termination Date”), subject to the following modifications. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.

1. Duties

The Company shall continue to employ Executive as Chief Executive Officer (“CEO”) of Acadia Healthcare Company, Inc. (“Acadia”) until such date during the Term as determined by Acadia’s Board of Directors (the “Board”) in its sole discretion (the “CEO Resignation Date”), upon which date Executive shall promptly resign, and shall be automatically deemed to have resigned without the requirement of any further action, from her position as CEO of Acadia (such resignation, the “CEO Resignation”). During the period of the Term following the CEO Resignation Date (the “Continued Service Period”), Executive shall continue to be an employee of the Company and shall make herself available to provide transition services as requested by Acadia’s CEO or Board of Directors (the “Board”). Executive will continue to serve as a member of the Board for the remainder of her Board term. For the avoidance of doubt, the CEO Resignation shall not by itself constitute “Good Reason” (and thus trigger Executive’s entitlement to the severance benefits set forth in Section 4(b)) or “Cause” under the Employment Agreement or otherwise be a breach of the Employment Agreement or other agreement.

2. Continued Compensation and Benefits

During the Continued Service Period, Executive shall continue to (i) receive the Base Salary in accordance with Section 3(a) of the Employment Agreement and (ii) be entitled to benefits pursuant to Section 3(e) of the Employment Agreement, in each case, at the same level as Executive was entitled to receive immediately prior to the CEO Resignation Date. For the avoidance of doubt, compensation received by Executive during the Continued Service Period shall continue to be subject to all applicable withholding taxes.

3. Cash Retention Bonus

Subject to Executive’s continued service through March 31, 2022, Executive is entitled to receive a retention bonus (the “Retention Bonus”) equal to $900,000, less all applicable withholding taxes, payable to Executive within thirty (30) days following March 31, 2022. In the event Executive is terminated by the Company without Cause or resigns with Good Reason prior to March 31, 2022, Executive shall be entitled to the full Retention Bonus, less all applicable withholding taxes, payable to Executive within sixty (60) days following the Termination Date.

4. Severance

If Executive’s employment with the Company (i) continues through March 31, 2022 or (ii) is terminated prior to March 31, 2022 by the Company without Cause, due to death or Disability or by the

Executive with Good Reason (as such term is modified above), Executive shall be entitled to receive the severance benefits set forth in Section 4(b) of the Employment Agreement, subject to the terms and conditions set forth therein; provided that reference to January 31, 2022 in Section 4(b)(iii) of the Employment Agreement shall be replaced with March 31, 2022.

5. Treatment of 2019, 2020 and 2021 Equity Awards

The 2019, 2020 and 2021 Awards shall be treated as set forth below: (i) the time or service vesting component(s) of the 2019 and 2020 Awards will be deemed satisfied on January 31, 2022; and (ii) the 2019, 2020 and 2021 Awards subject to performance-based vesting will remain outstanding and eligible to vest based on actual achievement of the applicable performance conditions, subject to the terms and conditions set forth in the applicable award agreement and/or governing documentation.

Dated this 31st day of January, 2022.

Acadia Management Company, Inc.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President and Secretary

EXECUTIVE:

/s/ Debra K. Osteen
Debra K. Osteen

2